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                     AMENDMENT TO STOCK OPTION AGREEMENT


     THIS AMENDMENT TO STOCK OPTION AGREEMENT (herein referred to as the "Pricing Amendment") is entered into by and between Diversified Corporate Resources, Inc., a Texas corporation ("DCRI"), and Douglas G. Furra (the "Employee").

                             W I T N E S S E T H:

     WHEREAS, DCRI has heretofore granted one or more stock options (herein collectively referred to as the "Existing Options") to the Employee pursuant to which the Employee is entitled to purchase 40,000 shares of common stock (the "Common Stock") pursuant to the Diversified Corporate Resources, Inc. Amended and Restated 1996 Nonqualified Stock Option Plan and/or the Diversified Corporate Resources, Inc. 1998 Nonqualified Stock Option Plan; and

     WHEREAS, the Compensation Committee and the Board of Directors of the Company have approved the repricing of all of the Existing Options which involve an option price for shares of the Common Stock which exceeds $5.125 per share (the "Repriced Options"); and

     WHEREAS, the purpose of this Amendment Agreement is to document the aforementioned repricing action.

     NOW THEREFORE, for good and valuable consideration received, the parties hereto do contract and agree as follows:

     1. Effective as of October 23, 1998, all of the Repriced Options shall have an option price which shall be $5.125.

     2. Assuming that the Employee has the right to do so, none of the Existing Options may be exercised, in whole or in part, prior to October 23, 1999.

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     3. Except as set forth herein, the terms and conditions of the Existing
Options, as amended to date, are not amended or revised and remain in full force and effect.

     IN WITNESS WHEREOF, this Pricing Amendment is dated and effective as of October 23, 1998.

                              DIVERSIFIED CORPORATE RESOURCES, INC.



                              By:
                                 M. Ted Dillard, President